Exhibit 99.1

Lightwave Logic, Inc. Appoints Edward H. Kennedy to its Board of Directors

ENGLEWOOD, Colo., September 29, 2026 -- Lightwave Logic, Inc. (NASDAQ: LWLG) (the “Company”), a technology platform company leveraging its proprietary electro-optic (EO) polymers to enable next-generation photonic devices, today announced that Edward H. Kennedy has been appointed to the company’s Board of Directors, effective September 23, 2026. His appointment expands the composition of the board to 7 members.

“Ed brings a highly relevant combination of telecom and networking experience, public-company leadership and a strong track record of guiding businesses through periods of growth, transformation and strategic change,” said Ronald Bucci, Chairman of Lightwave Logic. “His perspective will be valuable as Lightwave Logic advances its commercial strategy and strengthens its capabilities as a public company. We are very pleased to welcome him to the Board.”

Mr. Kennedy is a seasoned public and private company executive with more than 30 years of experience across telecom, networking and enterprise infrastructure. He currently serves as Principal of Kenko Partners. Previously, he served as Chief Executive Officer of CENX, Inc., which was acquired by Ericsson in 2018, and as Chief Executive Officer of Tollgrade Communications, where he led the company through its take-private transaction with Golden Gate Capital. Earlier in his career, Mr. Kennedy served as Chief Executive Officer of Rivulet Communications, President of Tellabs North American Operations, co-founder and senior executive of Ocular Networks, and in executive roles at Alcatel and Newbridge Networks. Across these roles, he has developed extensive experience leading public and private companies through periods of strategic and operational change, including corporate transformations, M&A transactions and the evaluation and execution of strategic alternatives.

Mr. Kennedy also brings significant public-company board and governance experience. He has served on the Board of Directors of Extreme Networks since 2011. His prior board service includes Visual Networks, Hatteras Networks, Imagine Communications and Avizia.

“I’m excited to join Lightwave Logic’s board at an important stage in the Company’s development,” said Mr. Kennedy. “The rapid growth of artificial intelligence is driving unprecedented demand for faster, more energy-efficient data movement within and between data centers. I look forward to working with the board and management team as Lightwave Logic advances its commercial strategy and positions its proprietary electro-optic polymer platform to help address this critical infrastructure need.”

About Lightwave Logic, Inc.

Lightwave Logic, Inc. (NASDAQ:LWLG) is a technology platform company pioneering the development of proprietary electro-optic polymers that enable ultra-high-speed data transmission with low power consumption and compact form factors. These materials power next-generation photonic devices for telecommunications, data centers, and emerging AI infrastructure. Visit www.lightwavelogic.com for more information.

Safe Harbor Statement

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words "may," "will," "should," "plans," "explores," "expects," "anticipates," "continue," "estimate," "project," "intend," and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, lack of available funding; general economic and business conditions; competition from third parties; intellectual property rights of third parties; regulatory constraints; changes in technology and methods of marketing; delays in completing various engineering and manufacturing programs; changes in customer order patterns; changes in product mix; success in technological advances and delivering technological innovations; shortages in components; production delays due to performance quality issues with outsourced components; those events and factors described by us in Item 1.A "Risk Factors" in our most recent Form 10-K and 10-Q; other risks to which our Company is subject; and other factors beyond the Company's control.

Contacts:

Nick Teves or Ross Collins

Alpha IR Group for Lightwave Logic

lwlg@alpha-ir.com

312-445-2870